UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

CARDINAL ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765)-964-3137

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed interim Review.

On May 1, 2009, the registrant’s Audit Committee, upon managements recommendation, determined that its condensed financial statements as of December 31, 2008 as reported on the Quarterly Report Form 10-Q should not be relied upon due to an error that occurred in the Company’s accounting system.

The accounting system was not making the appropriate entries to record bushels of corn that had been delivered but not priced. As a result of this error, costs relating to 474,783 bushels of corn were unaccounted for at December 31, 2008. These costs were not reflected in accounts payable, inventory and cost of goods sold accounts. In addition advances on corn payables, for corn already delivered, were shown as an asset (corn advances) rather than an offset to the related liability (accounts payable). Since delivery had occurred, the right of offset existed, and should have been reported as a net liability.

The effect of these errors is an understatement of net loss and an overstatement of gross margin during the quarter ended December 31, 2008 of approximately $1,900,000, or 110% of the reported loss, an understatement of current liabilities as previously reported of approximately $1,600,000 and an overstatement of current assets as previously reported of approximately $3,500,000, resulting in a net overstatement of working capital of approximately $1,900,000.

In addition, as previously communicated in the Company’s Annual report on Form 10-K, the Company communicated the material weaknesses related to Review and Approval of Top Sided Accounting Entries to the General Ledger.

As a result of the foregoing, the Company’s management and Audit Committee has concluded that the material weakness reported in the Company’s Annual Report on Form 10-K on the Reconciliation of Significant Accounts and Review and Approval of Top Sided Entries to the General Ledger remains to be a material weakness.

In order to correct the errors noted above, the registrant intends to file an amended and restated Form 10-Q setting forth the adjustments to the condensed financial statements for the quarter ended December 31, 2008. The Audit Committee and management of the Company have discussed the matters disclosed in this current report on Form 8-K with the Company’s independent registered accounting firm, Boulay, Heutmaker, Zibell & Co. P.L.L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: May 4, 2009	/s/ Techia Brewer

Techia Brewer, Principal Financial Officer and CFO